Filed Pursuant to Rule 424(b)(3)

Registration No. 333-183685

ORAGENICS, INC.

9,437,834 Shares of Common Stock

PROSPECTUS SUPPLEMENT NO. 1

DATED OCTOBER 25, 2012

(To Prospectus Dated September 26, 2012)

This Prospectus Supplement No. 1 supplements information contained in, and should be read in conjunction with, that certain Prospectus, dated September 26, 2012, of Oragenics, Inc. (the “Company”) relating to the offer and sale from time to time by the selling stockholders named therein of up to 9,437,834 shares of our common stock (as amended and supplemented from time to time, the “Prospectus”). This Prospectus Supplement No. 1 is not complete without, and may not be delivered or used except in connection with, the original Prospectus, including all amendments and supplements thereto.

This Prospectus Supplement No. 1 includes the attached Current Report on Form 8-K as filed by the Company with the Securities and Exchange Commission on October 25, 2012.

We may further amend or supplement the Prospectus from time to time by filing additional amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this Prospectus Supplement No. 1 (or the Prospectus, including any supplements or amendments thereto) is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 1 is October 25, 2012.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934.

Date of Report: October 23, 2012

(Date of earliest event reported)

Oragenics, Inc

(Exact name of registrant as specified in its charter)

FL	001-32188	59-3410522
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3000 Bayport Drive, Suite 685 Tampa, FL		33607
(Address of principal executive offices)		(Zip Code)

813-286-7900

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Long-Term Performance-Based Incentive Program (LTIP) Share Issuance.

As previously disclosed in our Form 10-Q dated August 10, 2012, on August 6, 2012 the Compensation Committee determined that the capital raise performance goal set forth in the LTIP adopted by the Compensation Committee and Board of Directors in November 2011 had been met. Accordingly, executive officers John Bonfiglio and Martin Handfield, as well as the non-employee directors of the Company, were awarded shares of our common stock. However, since the aggregate number of 465,816 shares due under the LTIP for the achievement of the capital raise goal exceeded the number of shares available under the Company’s 2002 Amended and Restated Stock Option and Incentive Plan (the “Stock Incentive Plan”), the number of shares issued on August 6, 2012 were proportionately reduced (as provided for in the individual award agreements) to an aggregate of 325,000 shares and the remaining 140,816 shares were to be issued at a later date upon shareholder approval of an increase in the number of shares of common stock available under the Stock Incentive Plan.

On October 23, 2012, the shareholders approved the 2012 Equity Incentive Plan (the “Plan”) which amended, restated and retitled the Stock Incentive Plan and provided for an increase in authorized shares available under the Plan. Following the shareholders approval of the Plan, the Compensation Committee met and determined that the remaining 140,816 shares that were previously authorized on August 6, 2012 under the LTIP but could not be issued due to lack of available shares under the Plan, could be issued. The closing price of the Company’s shares on October 23, 2012 was $2.10 per share. The balance of the shares to be issued, consist of 13,081 shares to be issued to each non-employee director, 56,482 shares to be issued to Dr. Bonfiglio, our Chief Executive Officer, and 18,929 shares to Dr. Martin Handfield, our Director of Research and Development.

Bonus for Chief Financial Officer

On October 23, 2012, the Compensation Committee awarded a discretionary bonus to Mr. Michael Sullivan, the Company’s Chief Financial Officer, in the form of an aggregate of 83,500 shares of Company stock under the Company’s Plan. The shares vested immediately. The closing price on October 23, 2012 was $2.10 per share. The discretionary bonus was awarded to Mr. Sullivan in consideration and recognition of his substantial efforts on behalf of the Company in connection with the significant events that occurred since he joined the Company.

Item 5.07	SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

(a)	The 2012 annual meeting of shareholders of Oragenics, Inc. was held on October 23, 2012; and

(b)	At the annual meeting, the following proposals were voted on by our shareholders:

PROPOSAL I: Election of Directors.

Dr. John Bonfiglio, Dr. Frederick Telling, Christine Koski, Robert Koski, Charles Pope, and Dr. Alan Dunton were elected as Directors, to serve until the our next annual meeting of shareholders or until their respective successors are elected and qualified or until their earlier resignation, removal from office or death. The votes were as follows:

	For	Withheld	Broker Non-Votes
Dr. John Bonfiglio	19,737,575	55,483	1,117,960
Dr. Frederick Telling	19,724,876	68,182	1,117,960
Christine Koski	19,727,574	65,484	1,117,960
Robert Koski	19,727,574	65,484	1,117,960
Charles Pope	19,458,739	334,319	1,117,960
Dr. Alan Dunton	19,459,091	333,967	1,117,960

PROPOSAL II: Approval of our 2012 Equity Incentive Plan (which is an amendment, restatement and retitling of our Amended and Restated 2002 Stock Option and Incentive Plan) to increase number of shares authorized for issuance. Our shareholders approved an amendment to our Plan to increase the number of authorized shares from 1,125,000 to 4,000,000. The votes were as follows:

FOR	19,689,217
AGAINST	94,411
ABSTAIN	9,430
BROKER NON-VOTES	1,117,960

PROPOSAL III: Ratification of the selection of Mayer Hoffman McCann P.C. as the Company’s independent auditors for the year ending December 31, 2012.

FOR	20,626,823
AGAINST	17,768
ABSTAIN	266,427

Item 9.01	FINANCIAL INFORMATION AND EXHIBITS

(d) Exhibits.

Number	Description

4.1	2012 Equity Incentive Plan.

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized on this 25th day of October, 2012.

ORAGENICS, INC. (Registrant)

BY:	/s/ Michael Sullivan
Michael Sullivan
Chief Financial Officer

Exhibit 4.1

AMENDED AND RESTATED

ORAGENICS, INC.

2012 EQUITY INCENTIVE PLAN

SECTION 1

BACKGROUND AND PURPOSE

1.1 Background. The Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, SARs, Restricted Stock, Restricted Stock Units and Cash Awards.

1.2 Purpose of the Plan. The Plan is intended to attract, motivate, and retain (a) employees of the Company and its Affiliates, (b) consultants who provide significant services to the Company and its Affiliates, and (c) directors of the Company who are employees of neither the Company nor any Affiliate. The Plan also is designed to encourage stock ownership by Participants, thereby aligning their interests with those of the Company’s shareholders.

1.3 Effective Date. This Plan was approved by the Board of Directors on August 6, 2012, but will become effective on the date of the 2012 Annual Meeting of Shareholders, upon approval of the Plan by the Shareholders of the Company.

SECTION 2

DEFINITIONS

The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

2.1 “1934 Act” means the Securities Exchange Act of 1934, as amended. Reference to a specific section of the 1934 Act or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.2 “Affiliate” means any corporation or any other entity (including, but not limited to, partnerships and joint ventures) controlling, controlled by, or under common control with the Company.

2.3 “Affiliated SAR” means an SAR that is granted in connection with a related Option, and which automatically will be deemed to be exercised at the same time that the related Option is exercised.

2.4 “Award” means, individually or collectively, a grant under the Plan of Nonqualified Stock Options, Incentive Stock Options, SARs, Restricted Stock, Restricted Stock Units or Cash Awards.

2.5 “Award Agreement” means the written agreement setting forth the terms and provisions applicable to each Award granted under the Plan.

2.6 “Board” or “Board of Directors” means the Board of Directors of the Company.

2.7 “Cash Award” means the right to receive cash as described in Section 9.

2.8 “Change in Control or Corporate Transaction” means the occurrence of any of the following events:

(a) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d 3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities;

(b) The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets;

(c) A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” means directors who either (A) are Directors as of the effective date of the Plan, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

(d) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

2.9 “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.10 “Committee” means the Board or a committee appointed by the Board (pursuant to Section 3.1) to administer the Plan.

2.11 “Company” means Oragenics, Inc., a Florida corporation, or any successor thereto. With respect to the definitions of the Performance Goals, the “Company” means Oragenics, Inc. and its consolidated subsidiaries, except to the extent the Committee expressly determines otherwise.

2.12 “Consultant” means any consultant, independent contractor, or other person who provides significant services to the Company or its Affiliates, but who is neither an Employee nor a Director.

2.13 “Director” means any individual who is a member of the Board of Directors of the Company.

2.14 “Disability” means a permanent and total disability within the meaning of Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Committee in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Committee from time to time.

2.15 “Employee” means any employee of the Company or of an Affiliate, whether such employee is so employed at the time the Plan is adopted or becomes so employed subsequent to the adoption of the Plan.

2.16 “Exercise Price” means the price at which a Share may be purchased by a Participant pursuant to the exercise of an Option.

2.17 “Fair Market Value” means the last quoted per share selling price for Shares on the NASDAQ or the Over-the-Counter Bulletin Board on the relevant date, or if there were no sales on such date, the closing bid on the relevant date. If there are neither bids nor sales on the relevant date, then the Fair Market Value shall mean the arithmetic mean of the highest and lowest quoted selling prices on the last market trading day before the relevant date, as determined by the Committee. In any instance where the relevant date falls on a weekend day, a date the Over-the-Counter Bulletin Board is closed for trading or any other non-trading day, Fair Market Value shall mean the last quoted per share selling price on the last market trading day before the relevant date. If there are neither bids nor sales on the last market trading day before the relevant date, then the Fair Market Value shall mean the arithmetic mean of the highest and lowest quoted selling prices on the most recent market trading day before the relevant date. Notwithstanding the preceding, for federal, state, and local income tax reporting purposes, Fair Market Value shall be determined by the Committee (or its delegate) in accordance with uniform and nondiscriminatory standards adopted by it from time to time. If Shares are not traded on any established stock exchange or quoted on a national market system and are not quoted by a recognized securities dealer, the Committee (following guidelines established by the Board or Committee) will determine Fair Market Value in good faith.

2.18 “Fiscal Year” means the fiscal year of the Company.

2.19 “Freestanding SAR” means a SAR that is granted independently of any Option.

2.20 “Grant Date” means, with respect to an Award, the date that the Award was granted.

2.21 “Incentive Stock Option” means an Option to purchase Shares which is designated as an Incentive Stock Option and is intended to meet the requirements of Section 422 of the Code.

2.22 “Individual Objectives” means as to a Participant, the objective and measurable goals set by a “management by objectives” process and approved by the Committee (in its discretion).

2.23 ““Cause” means (i) the commission of an act of fraud, embezzlement, theft or proven dishonesty, or any other illegal act or practice (whether or not resulting in criminal prosecution or conviction), including theft or destruction of property of the Company or a Subsidiary, or any other act or practice which the Committee shall, in good faith, deem to have resulted in the recipient’s becoming unbondable under the Company or any Subsidiary’s fidelity bond; (ii) the willful engaging in misconduct which is deemed by the Committee, in good faith, to be materially injurious to the Company or any Subsidiary, monetarily or otherwise, including, but not limited to, improperly disclosing trade secrets or other confidential or sensitive business information and data about the Company or any Subsidiaries and competing with the Company or any Subsidiaries, or soliciting employees, consultants or customers of the Company or any Subsidiaries in violation of law or any employment or other agreement to which the recipient is a party; (iii) the continued failure or habitual neglect by a person who is an Employee to perform his or her duties with the Company or any Subsidiary; or (iv) other disregard of rules or policies of the Company or any Subsidiary, or conduct evidencing willful or wanton disregard of the interests of the Company or any Subsidiary. For purposes of this Plan, no act or failure to act by the recipient shall be deemed “willful” unless done or omitted to be done by the recipient not in good faith and without reasonable belief that the recipient’s action or omission was in the best interest of the Company and/or the Subsidiary. Notwithstanding the foregoing, if the recipient has entered into an employment agreement that is binding as of the date of employment termination, and if such employment agreement defines “Cause,” then the definition of “Cause” in such agreement shall apply to the recipient in this Plan. “Misconduct” or “Cause” shall be determined by the Committee based upon information presented by the Company and the Employee and shall be final and binding on all parties hereto.

2.24 “Nonemployee Director” means a Director who is an employee of neither the Company nor of any Affiliate.

2.25 “Nonqualified Stock Option” means an option to purchase Shares which is not intended to be an Incentive Stock Option.

2.26 “Option” means an Incentive Stock Option or a Nonqualified Stock Option.

2.27 “Participant” means an Employee, Consultant, or Nonemployee Director who has an outstanding Award.

2.28 “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee (in its discretion) to be applicable to a Participant with respect to an Award. As determined by the Committee, the Performance Goals applicable to an Award may provide for a targeted level or levels of achievement using one or more of the following measures: Annual Revenue, Cash Position, Earnings Per Share, Individual Objectives, Net Income, Operating Cash Flow, Operating Income, Regulatory Approval, Return on Assets, Return on Equity, Return on Sales, Stock Price and Total Shareholder Return. The Performance Goals may differ from Participant to Participant and from Award to Award.

2.29 “Period of Restriction” means the period during which the transfer of Restricted Stock is subject to restrictions and therefore, the Shares subject to the Restricted Stock grant are subject to a substantial risk of forfeiture. With respect to Restricted Stock granted pursuant to Section 7, such restrictions may be based on continued employment or other performance of services for the Company, the passage of time, the achievement of target levels of Performance Goals, or the occurrence of other events as determined by the Committee, in its discretion.

2.30 “Plan” means the Oragenics, Inc. 2012 Equity Incentive Plan, as set forth in this instrument and as hereafter amended from time to time.

2.31 “Prior Plan” means the Oragenics, Inc. 2002 Stock Option and Incentive Plan, as amended from time to time.

2.32 “Regulatory Approval” means the approval, or recommendation to approve, of regulatory agencies in the United States or Europe for such pharmaceutical product candidates as specified by the Committee for purposes of applying Performance Goals to any Award.

2.33 “Restricted Stock” means an Award granted to a Participant pursuant to Section 7.

2.34 “Restricted Stock Units” means an Award granted to a Participant pursuant to Section 8, consisting of a bookkeeping entry representing an amount equivalent to the Fair Market Value of one Share (or a fraction or multiple of such value), payable in cash, property or Shares. Restricted Stock Units represent an unfunded and unsecured obligation of the Company, except as otherwise provided for by the Committee.

2.35 “Rule 16b-3” means Rule 16b-3 promulgated under the 1934 Act, and any future regulation amending, supplementing or superseding such regulation.

2.36 “Section 16 Person” means a person who, with respect to the Shares, is subject to Section 16 of the 1934 Act.

2.37 “Shares” means the shares of common stock of the Company.

2.38 “Stock Appreciation Right” or “SAR” means an Award, granted alone or in connection with a related Option, that pursuant to Section 6 is designated as an SAR.

2.39 “Stock Price” means the stock price or market value of a share of the Company’s common stock and any amount determined by reference to such stock price or market value.

2.40 “Subsidiary” means any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

2.41 “Tandem SAR” means an SAR that is granted in connection with a related Option, the exercise of which shall require forfeiture of the right to purchase an equal number of Shares under the related Option (and when a Share is purchased under the Option, the SAR shall be canceled to the same extent).

2.42 “Termination of Service” means (a) in the case of an Employee, a cessation of the employee-employer relationship between the Employee and the Company or an Affiliate for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability or the disaffiliation of an Affiliate, but excluding any such termination where there is a simultaneous reemployment by the Company or an Affiliate; (b) in the case of a Consultant, a cessation of the service relationship between the Consultant and the Company or an Affiliate for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability, or the disaffiliation of an Affiliate, but excluding any such termination where there is a simultaneous re-engagement of the consultant by the Company or an Affiliate; and (c) in the case of a Nonemployee Director, a cessation of the Director’s service on the Board for any reason, including, but not by way of limitation, a termination by resignation, death, Disability or non-reelection to the Board.

SECTION 3

ADMINISTRATION

3.1 The Committee. The Plan shall be administered by the Committee. If the Committee is not the full Board of Directors, then the Committee shall consist of not less than two (2) Directors who shall be appointed from time to time by, and shall serve at the pleasure of, the Board of Directors. Unless the Committee is the full Board or all determinations made by the Committee are made only with the approval or ratification of the full Board, then the Committee shall either (a) be comprised solely of Directors who both are (1) “non-employee directors” under Rule 16b-3, and (2) “outside directors” under Section 162(m) of the Code.

3.2 Authority of the Committee. It shall be the duty of the Committee to administer the Plan in accordance with the Plan’s provisions. Except to the extent the Board has reserved to itself the authority to review, approve and ratify actions of the Committee, the Committee shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (a) determine which Employees, Consultants and Directors shall be granted Awards, (b) prescribe the terms and conditions of the Awards, (c) interpret the Plan and the Awards, (d) adopt such procedures and subplans as are necessary or appropriate to permit participation in the Plan by Employees and Directors who are foreign nationals or employed outside of the United States, (e) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and (f) interpret, amend or revoke any such rules.

3.3 Delegation by the Committee. Except to the extent the Board has reserved to itself the authority to review, approve and ratify actions of the Committee, the Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate (a) all or any part of its authority and powers under the Plan to one or more Directors, and (b) more limited authority and powers under the Plan to one or more officers of the Company; provided, however, that the Committee may not delegate its authority and powers (a) with respect to Section 16 Persons, or (b) in any way which would jeopardize the Plan’s qualification under Section 162(m) of the Code or Rule 16b-3.

3.4 Decisions Binding. All determinations and decisions made by the Committee, the Board, and any delegate of the Committee pursuant to the provisions of the Plan shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.

3.5 No Liability. Neither any member of the Board nor any member of the Committee shall be liable to any person for any act or determination made in good faith with respect to the Plan or any Award granted hereunder.

3.6 Company Assistance. The Company shall supply full and timely information to the Committee on all matters relating to eligible persons, their employment, death, retirement, disability, or other termination of employment or service, and such other pertinent facts as the Committee may require. The Company shall furnish the Committee with such clerical and other assistance as is necessary in the performance of its duties.

SECTION 4

SHARES SUBJECT TO THE PLAN

4.1 Number of Shares.

4.1.1 Plan Limit. Subject to adjustment as provided in Section 4.3, the total number of Shares available for issuance under the Plan shall not exceed 4,000,000 Shares. Shares issued under the Plan may be either authorized but unissued Shares or treasury Shares. In addition,

4.1.2 Individual Award Limits.

(a) the maximum number of Shares subject to those Options and SARs that are granted during any calendar year to any individual under this Plan shall be 1,000,000 Shares; and

(b) the maximum number of Shares which may be subject to Awards (other than Options and SARs) intended to qualify as “performance-based compensation” under Section 162(m) of the Code (including Awards payable in Shares and Awards payable in cash where the amount of cash payable upon or following vesting of the Award is determined with reference to the Fair Market Value of a Share at such time) that are granted to any one individual in any one calendar year shall be 1,000,000 Shares.

4.2 Awards Settled in Cash, Reissue of Awards and Shares. If an Award is settled in cash, or is cancelled, terminates, expires, or lapses for any reason (with the exception of the termination of a Tandem SAR upon exercise of the related Option, or the termination of a related Option upon exercise of the corresponding Tandem SAR), any Shares subject to such Award again shall be available for subsequent Awards under the Plan. Shares that are exchanged by a Participant or withheld by the Company as full or partial payment in connection with any Award under the Plan, as well as any Shares exchanged by a Participant or withheld by the Company or one of its Affiliates to satisfy the tax withholding obligations related to any Award, shall not be available for subsequent Awards under the Plan. To the extent that Shares are delivered pursuant to the exercise of a SAR or Option granted under the Plan, the number of underlying Shares as to which the exercise related shall be counted against the applicable share limits under Section 4.1, as opposed to only counting the Shares issued. (For purposes of clarity, if a SAR relates to 100,000 Shares and is exercised at a time when the payment due to the Participant is 15,000 Shares, 100,000 Shares shall be charged against the applicable Share limits under Section 4.1 with respect to such exercise.)

4.3 Adjustments in Awards and Authorized Shares. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs such that an adjustment is determined by the Committee (in its sole discretion) to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall in such manner as it may deem equitable, (a) adjust the number and class of Shares (or other securities) that may be delivered under the Plan under Section 4.1, and the number, class, and price of Shares (or other securities) subject to outstanding Awards or (b) make provision for a cash payment or for the assumption, substitution or exchange of any or all outstanding Awards or the cash, securities or property deliverable to the holder of any or all outstanding Awards, based upon the distribution or consideration payable to holders of the Shares upon or in respect of such event. The specific adjustments shall be determined by the Committee. Notwithstanding the preceding, the number of Shares subject to any Award always shall be a whole number.

SECTION 5

STOCK OPTIONS

5.1 Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted to Employees, Consultants and Directors at any time and from time to time as determined by the Committee in its sole discretion. The Committee may grant Incentive Stock Options, Nonqualified Stock Options, or a combination thereof, and the Committee, in its sole discretion, shall determine the number of Shares subject to each Option.

5.2 Award Agreement. Each Option shall be evidenced by an Award Agreement that shall specify the Exercise Price, the expiration date of the Option, the number of Shares to which the Option pertains, any conditions to exercise the Option, and such other terms and conditions as the Committee, in its discretion, shall determine. The Award Agreement shall also specify whether the Option is intended to be an Incentive Stock Option or a Nonqualified Stock Option.

5.3 Exercise Price. Subject to the provisions of this Section 5.3, the Exercise Price for each Option shall be determined by the Committee in its sole discretion.

5.3.1 Nonqualified Stock Options. In the case of a Nonqualified Stock Option, the Exercise Price shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date.

5.3.2 Incentive Stock Options. In the case of an Incentive Stock Option, the Exercise Price shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date; provided, however, that if on the Grant Date, the Employee (together with persons whose stock ownership is attributed to the Employee pursuant to Section 424(d) of the Code) owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, the Exercise Price shall be not less than one hundred and ten percent (110%) of the Fair Market Value of a Share on the Grant Date.

5.3.3 Substitute Options. Notwithstanding the provisions of Sections 5.3.1 and 5.3.2, in the event that the Company or an Affiliate consummates a transaction described in Section 424(a) of the Code (e.g., the acquisition of property or stock from an unrelated corporation), persons who become Employees, Directors or Consultants on account of such transaction may be granted Options in substitution for options granted by their former employer. If such substitute Options are granted, the Committee, in its sole discretion and consistent with Section 424(a) of the Code, may determine that such substitute Options shall have an exercise price less than one hundred percent (100%) of the Fair Market Value of the Shares on the Grant Date.

5.4 Expiration of Options.

5.4.1 Expiration Dates. Each Option shall terminate no later than the first to occur of the following events:

(a) The date for termination of the Option set forth in the written Award Agreement, or

(b) If no date for the termination of the Option is set forth in the written Award Agreement (other than reference to Section 5.4.1(c)), (a) the expiration of twelve (12) months from the date of the Participant’s Termination of Service if such Termination of Service is a result of death or Disability, or (b) three (3) months from the date of the Participant’s Termination of Service for any other reason; or

(c) The expiration of ten (10) years from the Grant Date.

5.4.2 Committee Discretion. Subject to the limits of Section 5.4.1, the Committee, in its sole discretion, (a) shall provide in each Award Agreement when each Option expires and becomes unexercisable, and (b) may, after an Option is granted, extend the maximum term of the Option (subject to Section 5.8.4 regarding Incentive Stock Options).

5.5 Exercisability of Options. Options granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall determine in its sole discretion. The Committee may, in its discretion, condition the vesting and exercisability of any Option granted under the Plan on satisfaction of (i) any minimum period of continued employment or other continued service with the Company by the Participant the Committee deems appropriate (“service vesting”), (ii) satisfaction of any of one or more Performance Goals the Committee deems appropriate (“performance vesting”), or (iii) any combination of servicing vesting and performance vesting requirements the Committee deems appropriate. After an Option is granted, the Committee, in its sole discretion, may accelerate the exercisability of the Option.

5.6 Payment. Options shall be exercised by the Participant’s delivery of a written notice of exercise to the Secretary of the Company (or its designee), setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares, including satisfaction of any applicable withholding taxes.

Upon the exercise of any Option, the Exercise Price shall be payable to the Company in full in cash or its equivalent. The Committee, in its sole discretion, also may permit exercise (a) by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Exercise Price (such previously acquired Shares must have been held for the requisite period necessary to avoid a charge to the Company’s earnings for the financial reporting purposes, unless otherwise determined by the Committee), or (b) by any other means which the Committee, in its sole discretion, determines to both provide legal consideration for the Shares, and to be consistent with the purposes of the Plan.

As soon as practicable after receipt of a written notification of exercise and full payment for the Shares purchased, including satisfaction of any applicable withholding taxes, the Company shall deliver to the Participant (or the Participant’s designated broker), Share certificates (which may be in book entry form) representing such Shares.

5.7 Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option as it may deem advisable, including, but not limited to, restrictions related to applicable federal securities laws, the requirements of any national securities exchange or system upon which Shares are then listed or traded, or any blue sky or state securities laws.

5.8 Certain Additional Provisions for Incentive Stock Options.

5.8.1 Exercisability. The aggregate Fair Market Value (determined on the Grant Date(s)) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by any Employee during any calendar year (under all plans of the Company and its Subsidiaries) shall not exceed $100,000. To the extent that the aggregate Fair Market Value exceeds such $100,000 limit, such options shall be treated as nonqualified stock options. In reducing the number of options treated as Incentive Stock Options to meet the $100,000 limit, the most recently granted Options shall be reduced first. To the extent a reduction of simultaneously granted options is necessary to meet the $100,000 limit, the Committee may, in the manner and to the extent permitted by law, designate which Shares are to be treated as shares acquired pursuant to the exercise of an Incentive Stock Option.

5.8.2 Termination of Service. No Incentive Stock Option may be exercised more than three (3) months after the Participant’s Termination of Service for any reason other than Disability or death, unless (a) the Participant dies during such three-month period, and/or (b) the Award Agreement or the Committee permits later exercise. No Incentive Stock Option may be exercised more than one (1) year after the Participant’s Termination of Service on account of death or Disability, unless the Award Agreement or the Committee permit later exercise. Notwithstanding the foregoing, to the extent that the post-termination exercise period exceeds the limitations under Section 422 of the Code, the Option will cease to be treated as an Incentive Stock Option and shall be treated as a Nonqualified Stock Option at such time that the applicable time limit is exceeded.

5.8.3 Company and Subsidiaries Only. Incentive Stock Options may be granted only to persons who are employees of the Company or a Subsidiary on the Grant Date.

5.8.4 Duration of Authority to Grant Incentive Stock Options. No Incentive Stock Option may be granted more than ten (10) years after the effective date of this Plan, except to the extent the shareholders of the Company have approved grants after that date pursuant to Section 12.2 below.

5.8.5 Expiration. No Incentive Stock Option may be exercised after the expiration of ten (10) years from the Grant Date; provided, however, that if the Option is granted to an Employee who, together with persons whose stock ownership is attributed to the Employee pursuant to Section 424(d) of the Code, owns stock possessing more than 10% of the total combined voting power of all classes of the stock of the Company or any of its Subsidiaries, the Option may not be exercised after the expiration of five (5) years from the Grant Date.

5.8.6 Other Terms There shall be imposed in any Award Agreement relating to Incentive Stock Options such other terms and conditions as from time to time are required in order that the option be an “incentive stock option” as that term is defined in Section 422 of the Code.

SECTION 6

STOCK APPRECIATION RIGHTS

6.1 Grant of SARs. Subject to the terms and conditions of the Plan, an SAR may be granted to Employees, Directors and Consultants at any time and from time to time as shall be determined by the Committee, in its sole discretion. The Committee may grant Affiliated SARs, Freestanding SARs, Tandem SARs, or any combination thereof.

6.1.1 Number of Shares. The Committee shall have complete discretion to determine the number of SARs granted to any Participant.

6.1.2 Exercise Price and Other Terms. The Committee, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of SARs granted under the Plan. However, the exercise price of a Freestanding SAR shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date. The exercise price of Tandem or Affiliated SARs shall equal the Exercise Price of the related Option.

6.2 Exercise of Tandem SARs. Tandem SARs may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option. A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable. With respect to a Tandem SAR granted in connection with an Incentive Stock Option: (a) the Tandem SAR shall expire no later than the expiration of the underlying Incentive Stock Option; (b) the value of the payout with respect to the Tandem SAR shall be for no more than one hundred percent (100%) of the difference between the Exercise Price of the underlying Incentive Stock Option and the Fair Market Value of the Shares subject to the underlying Incentive Stock Option at the time the Tandem SAR is exercised; and (c) the Tandem SAR shall be exercisable only when the Fair Market Value of the Shares subject to the Incentive Stock Option exceeds the Exercise Price of the Incentive Stock Option.

6.3 Exercise of Affiliated SARs. An Affiliated SAR shall be deemed to be exercised upon the exercise of the related Option. The deemed exercise of an Affiliated SAR shall not necessitate a reduction in the number of Shares subject to the related Option.

6.4 Exercise of Freestanding SARs. Freestanding SARs shall be exercisable on such terms and conditions as the Committee, in its sole discretion, shall determine. The Committees may, in its discretion, condition the vesting and exercisability of any Freestanding SARs granted under the Plan on satisfaction of (i) any minimum period of continued employment or other continued service with the Company by the Participant the Committee deems appropriate (“service vesting”), (ii) satisfaction of any of one or more Performance Goals the Committee deems appropriate (“performance vesting”), or (iii) any combination of servicing vesting and performance vesting requirements the Committee deems appropriate.

6.5 SAR Agreement. Each SAR grant shall be evidenced by an Award Agreement that shall specify the exercise price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the Committee, in its sole discretion, shall determine.

6.6 Expiration of SARs. An SAR granted under the Plan shall expire upon the date determined by the Committee, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 5.4 also shall apply to SARs.

6.7 Payment of SAR Amount. Upon exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a) The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(b) The number of Shares with respect to which the SAR is exercised.

6.8 At the discretion of the Committee, the payment upon SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

SECTION 7

RESTRICTED STOCK

7.1 Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Restricted Stock to Employees, Directors and Consultants in such amounts as the Committee, in its sole discretion, shall determine. The Committee, in its sole discretion shall determine the number of Shares to be granted to each Participant.

7.2 Restricted Stock Agreement. Each Award of Restricted Stock shall be evidenced by an Award Agreement that shall specify the Period of Restriction, the number of Shares granted, purchase price, if any, and such other terms and conditions as the Committee, in its sole discretion, shall determine. Unless the Committee determines otherwise, Restricted Stock shall be held by the Company as escrow agent until the restrictions on such Restricted Stock have lapsed.

7.3 Transferability. Except as provided in this Section 7, Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

7.4 Other Restrictions. The Committee, in its sole discretion, may impose such other restrictions on Restricted Stock as it may deem advisable or appropriate, in accordance with this Section 7.4.

7.4.1 General Restrictions. The Committee may set restrictions based upon the achievement of specific performance objectives (Company-wide, divisional, or individual), applicable federal or state securities laws, or any other basis determined by the Committee in its discretion.

7.4.2 Section 162(m) Performance Restrictions. For purposes of qualifying grants of Restricted Stock as “performance-based compensation” under Section 162(m) of the Code, the Committee, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals must be established and approved by the Committee during the first 90 days of the performance period (and, in the case of performance periods of less than one year, in no event after 25% or more of the performance period has elapsed) and while performance relating to such target(s) remains substantially uncertain within the meaning of Section 162(m) of the Code. Performance Goals shall be adjusted to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses, accounting changes or other extraordinary events not foreseen at the time the targets were set unless the Committee provides otherwise at the time of establishing the targets. In granting Restricted Stock which is intended to qualify under Section 162(m) of the Code, the Committee shall follow such procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Restricted Stock under Section 162(m) of the Code (e.g., in determining the Performance Goals and certifying that the Performance Goals were satisfied). In addition, the Committee will have the discretion to determine the restrictions or other limitations of the individual awards granted under this Section 7.4.2 including the authority to reduce or eliminate Awards, in its sole discretion, if the Committee preserves such authority at the time of grant by language to this effect in its authorizing resolutions or otherwise.

7.4.3 Legend on Certificates. The Committee, in its discretion, may legend the certificates representing Restricted Stock to give appropriate notice of such restrictions.

7.5 Dividends and Other Distributions. During the Period of Restriction, Participants holding Restricted Stock shall be entitled to receive all dividends and other distributions paid with respect to such Shares unless otherwise provided in the Award Agreement. If any such dividends or distributions are paid in Shares, the Shares shall be subject to the same restrictions on transferability and forfeitability as the Restricted Stock with respect to which they were paid. In addition, any dividends as to the unvested portion of a Restricted Stock award that is subject to performance-based vesting requirements (or any dividend equivalents as to the unvested portion of a Restricted Stock Unit award that is subject to performance-based vesting requirements) will be subject to termination and forfeiture to the same extent as the corresponding portion of the Award to which they relate.

7.6 Voting Rights. During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Committee determines otherwise.

7.7 Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed shall revert to the Company and again shall become available for grant under the Plan.

SECTION 8

RESTRICTED STOCK UNITS

8.1 Grant of Restricted Stock Units. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Restricted Stock Units to Employees, Directors and Consultants in such amounts as the Committee, in its sole discretion, shall determine. The Committee, in its sole discretion shall determine the number of Shares to be granted to each Participant and the terms of such Restricted Stock Units.

8.2 Award Agreement. Each Award of Restricted Stock Units shall be evidenced by an Award Agreement that shall specify the number of Shares granted, the conditions for vesting of the Restricted Stock Units, and such other terms and conditions as the Committee, in its sole discretion, shall determine.

8.3 Transferability. Restricted Stock Units may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

8.4 Vesting. The Committee, in its sole discretion, may impose such restrictions on the vesting of the Participant’s Restricted Stock Units as it may deem advisable or appropriate, in accordance with this Section 8.4.

8.4.1 Service Vesting. The Committee may condition the vesting of a Participant’s Restricted Stock Units upon the Participant’s continued performance of services for the Company through a specified vesting date or dates. If the Participant’s Termination of Service occurs before such vesting date, the relevant Restricted Stock Units shall be forfeited, except as may otherwise be provided in the Award Agreement.

8.4.2 Performance Vesting. Alternatively, the Committee may, in its discretion, condition the vesting of all or a portion of the Participant’s Restricted Stock Units upon completion of based upon the achievement of specific performance objectives (Company-wide, divisional, or individual), applicable federal or state securities laws, or any other basis determined by the Committee in its discretion. For purposes of qualifying grants of Restricted Stock Units as “performance-based compensation” under Section 162(m) of the Code, the Committee, in its discretion, may condition the vesting of Restricted Stock Units based upon the achievement of Performance Goals. The Performance Goals must be established and approved by the Committee during the first 90 days of the performance period (and, in the case of performance periods of less than one year, in no event after 25% or more of the performance period has elapsed) and while performance relating to such target(s) remains substantially uncertain within the meaning of Section 162(m) of the Code. In granting Restricted Stock Units which are intended to qualify under Section 162(m) of the Code, the Committee shall follow such procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Restricted Stock Units under Section 162(m) of the Code (e.g., in determining the Performance Goals and certifying that the Performance Goals were satisfied). In addition, the Committee will have the discretion to determine the vesting or other limitations of the individual awards granted under this Section 8.4.2 including the authority to reduce or eliminate Awards, in its sole discretion, if the Committee preserves such authority at the time of grant by language to this effect in its authorizing resolutions or otherwise.

8.5 Settlement of Restricted Stock Units. Upon vesting of all or part of a Participant’s Restricted Stock Units, the Participant shall be entitled to receive from the Company in settlement of the vested Restricted Stock Units either, at the discretion of the Committee:

(a) The number of Shares with respect to that portion of the Restricted Stock Units which have become vested; or

(b) An amount determined by multiplying the Fair Market Value of a Share on the date of vesting ; times the number of Shares with respect to which the Restricted Stock Units which have become vested.

In either case, the Company may reduced the net amount or number of Shares actually delivered to the Participant to account for payroll taxes withheld pursuant to Section 12.2 below.

8.6 No Rights of Shareholder Until Restricted Stock Units Vest. Until such time as the Restricted Stock Units vest and shares of Common Stock are issued to the Participant, the Participant shall not have the rights of a shareholder with respect to the covered shares. In particular, Participants holding unvested Restricted Stock Units shall not be entitled to receive all dividends and other distributions paid with respect to such Shares unless otherwise provided in the Award Agreement or exercise voting rights with respect to those shares.

SECTION 9

CASH AWARDS

9.1 Cash Awards. Cash Awards may be granted either alone, in addition to, or in tandem with other Awards granted under the Plan. After the Committee determines that it will offer a Cash Award, it shall advise the Participant, by means of an Award Agreement, of the terms, conditions and restrictions related to the Cash Award. The grant or vesting of a Cash Award may be made contingent on the achievement of Performance Goals in accordance with the terms of Section 7.4.2.

SECTION 10

CHANGE IN CONTROL

10.1 Change in Control. In the event of a Change in Control, and except as the Committee (as constituted immediately prior to such Change in Control) may otherwise determine in its sole discretion, (i) all Awards granted hereunder shall become fully exercisable as of the date of the Change in Control, whether or not then exercisable; and (ii) all restrictions and conditions on any Award then outstanding shall lapse as of the date of the Change in Control.

10.2 Options and SARs. Notwithstanding Section 10.1, the Committee may provide for Options and SARs to be assumed or an equivalent option or right substituted by the successor corporation or a parent or Subsidiary of the successor corporation. In such case:

(a) Options and SARs, to the extent assumed or substituted, shall not become fully exercisable as of the date of the Change in Control.

(b) For the purposes of this Section 10.2, the Option or SAR shall be considered assumed if, following the Change in Control, the option or right confers the right to purchase or receive, for each Share subject to the Option or SAR immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Shares for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the successor corporation or its parent, the Committee or the Board may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option or SAR, for each Share subject to the Option or SAR, to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of Shares in the Change in Control, as determined on the date of the Change in Control.

(c) With respect to Options and SARs that are assumed or substituted for, if within twelve (12) months following the Change in Control the Participant incurs a Termination of Service due to involuntary termination by the successor corporation or one of its affiliates for a reason other than Misconduct, then the Options and SARs held by such Participant shall become one hundred percent (100%) exercisable.

(d) In the event that the successor corporation refuses to assume or substitute for the Options or SAR, then the Options and SARs held by such Participant shall become one hundred percent (100%) exercisable. If an Option or SAR becomes fully vested and exercisable in lieu of assumption or substitution in the event of a Change in Control, the Company shall notify the Participant in writing or electronically that the Option or SAR shall be fully vested and exercisable (subject to the consummation of the Change in Control) for a period of fifteen (15) days from the date of such notice, and the Option or SAR shall terminate upon the expiration of such period.

(e) In the event the successor corporation or a parent or Subsidiary of the successor corporation does not agree to assume the Options and SARs or to substitute equivalent options or rights with respect to stock of the successor corporation, each vested Option and/or SAR which has not previously been exercised may, in the discretion of the Committee, be cancelled in exchange for the right to receive a cash payment from the Company equal to the excess of the value of the consideration (whether stock, cash or other securities or property) to be received for shares of common stock in the Change of Control (or, if none, the current Fair Market Value per Share) over the exercise price for the Option or SAR, multiplied by the number of shares covered by the Options or SARs, net of applicable payroll taxes the Company is required to withhold from such payment.

10.3 Restricted Stock. Notwithstanding Section 10.1, the Committee may provide for any vesting conditions or Company repurchase or reacquisition right with respect to outstanding Restricted Stock held by the Participant to be assigned to the successor corporation or a parent or Subsidiary of the successor corporation. In such case:

(a) All vesting conditions and Company repurchase or reacquisition rights with respect to outstanding Restricted Stock held by the Participant, to the extent so assigned, shall not lapse as of the date of the Change in Control.

(b) If the vesting conditions and Company repurchase or reacquisition right with respect to Restricted Stock is assigned to the successor corporation and, within twelve (12) months following the Change in Control, the Participant incurs a Termination of Service due to involuntary termination by the successor corporation or one of its affiliates for a reason other than Misconduct, then such Participant’s Restricted Stock (or the property for which the Restricted Stock was converted upon the Change in Control) will immediately vest and any Company repurchase or reacquisition right will lapse and the Participant will become one hundred percent (100%) vested in such Restricted Stock (or the property for which the Restricted Stock was converted upon the Change in Control).

(c) In the event that the successor corporation or a parent or Subsidiary of the successor corporation refuses to accept the assignment of any such vesting conditions or Company repurchase or reacquisition right, any such vesting conditions and Company repurchase or reacquisition right will lapse and the Participant will become one hundred percent (100%) vested in such Restricted Stock immediately prior to the Change in Control.

10.4 Restricted Stock Units. Notwithstanding Section 10.1, the Committee may provide for any vesting conditions with respect to outstanding Restricted Stock Units held by the Participant to be assigned to the successor corporation or a parent or Subsidiary of the successor corporation. In such case:

(a) All vesting conditions with respect to outstanding Restricted Stock Units held by the Participant, to the extent so assigned, shall not lapse as of the date of the Change in Control.

(b) If the vesting conditions are assigned to the successor corporation and, within twelve (12) months following the Change in Control, the Participant incurs a Termination of Service due to involuntary termination by the successor corporation or one of its affiliates for a reason other than Misconduct, then such Participant’s remaining unvested Restricted Stock Units will immediately vest.

(c) However, in the event that the successor corporation or a parent or Subsidiary of the successor corporation refuses to accept the assignment of any such vesting conditions, any such vesting conditions will lapse and the Participant will become one hundred percent (100%) vested in such Restricted Stock Units immediately prior to the Change in Control.

(d) Alternatively, in the event the successor corporation or a parent or Subsidiary of the successor corporation does not agree to assume the Restricted Stock Units or to substitute equivalent rights with respect to stock of the successor corporation, each vested Restricted Stock Unit which has not been settled at least fifteen (15) days prior to the effective date of the Change in Control may, in the discretion of the Committee, be cancelled in exchange for the right to receive a cash payment from the Company equal to the value of the consideration (whether stock, cash or other securities or property) to be received for shares of common stock in the Change of Control (or, if none, the current Fair Market Value per Share), multiplied by the number of shares covered by the number of vested Restricted Stock Units, net of all payroll taxes the Company may be required to withhold from such payment.

10.5 Cash Awards. Notwithstanding Section 10.1, the Committee may provide for Cash Awards to be assumed or an equivalent cash award substituted by the successor corporation or a parent or Subsidiary of the successor corporation. In such case:

(a) All Company restrictions with respect to outstanding Cash Awards held by the Participant, to the extent so assigned, shall not lapse as of the date of the Change in Control. However, in the event that the successor corporation or a parent or Subsidiary of the successor corporation refuses to accept the assignment of any such Company restrictions, such Company restrictions will lapse and the Participant will become one hundred percent (100%) vested in such Cash Awards immediately prior to the Change in Control.

(b) If the Company restrictions with respect to a Cash Award are assigned to the successor corporation and, within twelve (12) months following the Change in Control, the Participant incurs a Termination of Service due to involuntary termination by the successor corporation or one of its affiliates for a reason other than Misconduct, then such Participant’s Cash Awards will immediately have any Company restrictions lapse and the Participant will become one hundred percent (100%) vested in such Cash Award.

SECTION 11

MISCELLANEOUS

11.1 Issuance of Shares. The Company shall not be required to issue or deliver any certificate for Shares purchased upon the attempted exercise of any Option or SAR granted hereunder or any portion thereof, or deliver any certificate for shares of Restricted Stock or Restricted Stock Unit granted hereunder, and no attempted exercise of an Option or SAR shall be effective prior to fulfillment of all of the following conditions:

(a) The admission of such shares to listing on all stock exchanges on which the Shares are then listed;

(b) The completion of any registration or other qualification of such Shares which the Committee shall deem necessary or advisable under any federal or state law or under the rulings or regulations of the SEC or any other governmental regulatory body;

(c) The obtaining of any approval or other clearance from any federal or state governmental agency or body which the Committee shall determine to be necessary or advisable; and

(d) The lapse of such reasonable period of time following the exercise of the Option or SAR as the Board from time to time may establish for reasons of administrative convenience.

Stock certificates issued and delivered to Participants shall bear such restrictive legends as the Company shall deem necessary or advisable pursuant to applicable federal and state securities laws. The inability of the Company to obtain approval from any regulatory body having authority deemed by the Company to be necessary to the lawful issuance and sale of any Shares pursuant to Options shall relieve the Company of any liability with respect to the non-issuance or sale of the Shares as to which such approval shall not have been obtained. The Company shall, however, use reasonable efforts to obtain all such approvals.

11.2 No Effect on Employment or Service. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment or service at any time, with or without cause. For purposes of the Plan, transfer of employment of a Participant between the Company and any one of its Affiliates (or between Affiliates) shall not be deemed a Termination of Service. Employment with the Company and its Affiliates is on an at-will basis only.

11.3 Participation. No Employee or Consultant shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

11.4 Indemnification. Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any Award Agreement, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Second Amended and Restated Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

11.5 Successors. All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

11.6 Beneficiary Designations. If permitted by the Committee, a Participant under the Plan may name a beneficiary or beneficiaries to whom any vested but unpaid Award shall be paid in the event of the Participant’s death. Each such designation shall revoke all prior designations by the Participant and shall be effective only if given in a form and manner acceptable to the Committee. In the absence of any such designation, any vested benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate and, subject to the terms of the Plan and of the applicable Award Agreement, any unexercised vested Award may be exercised by the administrator or executor of the Participant’s estate.

11.7 Limited Transferability of Awards. Subject to Section 7.3, no Award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution, or to the limited extent provided in Section 11.7. All rights with respect to an Award granted to a Participant shall be available during his or her lifetime only to the Participant. Notwithstanding the foregoing, the Participant may, in a manner specified by the Committee, (a) transfer a Nonqualified Stock Option to a Participant’s spouse, former spouse or dependent pursuant to a court-

approved domestic relations order which relates to the provision of child support, alimony payments or marital property rights, and (b) transfer a Nonqualified Stock Option by bona fide gift and not for any consideration, to (i) a member or members of the Participant’s immediate family, (ii) a trust established for the exclusive benefit of the Participant and/or member(s) of the Participant’s immediate family, (iii) a partnership, limited liability company of other entity whose only partners or members are the Participant and/or member(s) of the Participant’s immediate family, or (iv) a foundation in which the Participant an/or member(s) of the Participant’s immediate family control the management of the foundation’s assets.

11.8 No Rights as Shareholder. Except to the limited extent provided in Sections 7.6 and 7.7 no Participant (nor any beneficiary) shall have any of the rights or privileges of a shareholder of the Company with respect to any Shares issuable pursuant to an Award (or exercise thereof), unless and until certificates representing such Shares shall have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Participant (or beneficiary).

11.9 Tax Matters. Notwithstanding anything to the contrary contained herein, to the extent that the Committee determines that any Award granted under the Plan is subject to Code Section 409A and unless otherwise specified in the applicable Award Agreement, the Award Agreement evidencing such Award shall incorporate the terms and conditions necessary for such Award to avoid the consequences described in Code Section 409A(a)(1), and to the maximum extent permitted under applicable law (and unless otherwise stated in the applicable Award Agreement), the Plan and the Award Agreements shall be interpreted in a manner that results in their conforming to the requirements of Code Section 409A(a)(2), (3) and (4) and any Department of Treasury or Internal Revenue Service regulations or other interpretive guidance issued under Section 409A (whenever issued, the “Guidance”).

SECTION 12

AMENDMENT, TERMINATION, AND DURATION

12.1 Amendment, Suspension, or Termination. The Board, in its sole discretion, may amend, suspend or terminate the Plan, or any part thereof, at any time and for any reason. The amendment, suspension, or termination of the Plan shall not, without the consent of the Participant, alter or impair any rights or obligations under any Award already granted to such Participant; provided that such consent shall not be required if the Board determines, in its sole and absolute discretion, that the amendment, suspension or termination: (a) is required or advisable in order for the Company, the Plan or the Award to satisfy applicable law, to meet the requirements of any accounting standard or to avoid any adverse accounting treatment, or (b) in connection with any transaction or event described in Section 9.1, is in the best interests of the Company or its shareholders. The Board may, but need not, take the tax or accounting consequences to affected Participants into consideration in acting under the preceding sentence. No Award may be granted during any period of suspension or after termination of the Plan. The Company shall obtain shareholder approval if necessary or desirable to comply with applicable laws, rules and regulations, including of any governmental agencies and national securities exchanges. Decisions of the Board shall be final, binding and conclusive.

12.2 Duration of the Plan. The Plan shall be effective as of the date the Plan is approved by the Company’s Shareholders at the 2012 Annual Meeting of Shareholders, and subject to Section 12.1 (regarding the Board’s right to amend or terminate the Plan), shall remain in effect thereafter. However,

(a) No Incentive Stock Option may be granted under the Plan after ten years from the latest date the Company’s shareholders approve the Plan, including any subsequent amendment or restatement of the Plan approved by the Company’s shareholders; and

(b) For Awards to continue to be eligible to qualify as “performance-based compensation” under Code Section 162(m), the Company’s shareholders must re-approve the material terms of the Performance Goals included in the Plan by the date of the first shareholder meeting that occurs in the fifth year following the year in which the shareholders most recently approved the Plan under Code Section 162(m).

SECTION 13

TAX WITHHOLDING

13.1 Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof), the Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof).

13.2 Withholding Arrangements. The Committee, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (a) electing to have the Company withhold otherwise deliverable Shares, or (b) delivering to the Company already-owned Shares having a Fair Market Value equal to the minimum amount required to be withheld. If the Committee permits Award Shares to be withheld from the Award to satisfy applicable withholding obligations, the Fair Market Value of the Award Shares withheld, as determined as of the date of withholding, shall not exceed the amount determined by the applicable minimum statutory withholding rates to the extent the Committee determines such limit is necessary or advisable in light of generally accepted accounting principles.

13.3 Liability for Applicable Taxes. Regardless of any action the Company or the Participant’s employer (the “Employer”) takes with respect to any or all income tax, social security, payroll tax, payment on account, other tax-related withholding or information reporting (“Tax-Related Items”), the Participant acknowledges and agrees that the ultimate liability for all Tax-Related Items legally due by Participant is and remains the Participant’s responsibility and that the Company and or the Employer (a) make no representations nor undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of an Award; and (b) do not commit to structure the terms or any aspect of any Award granted hereunder to reduce or eliminate the Participant’s liability for Tax-Related Items. The Participant shall pay the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to deliver any benefit under the Plan if the Participant fails to comply with his or her obligations in connection with the Tax-Related Items.

SECTION 14

LEGAL CONSTRUCTION

14.1 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

14.2 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

14.3 Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

14.4 Securities Law Compliance. With respect to Section 16 Persons, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3. To the extent any provision of the Plan, Award Agreement or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

14.5 Governing Law. The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of Florida.

14.6 Captions. Captions are provided herein for convenience only, and shall not serve as a basis for interpretation or construction of the Plan.